Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:       Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports
Record Annual New Contracts, Record Backlog,
and Record Quarter Homes Delivered

Columbus, Ohio (January 14, 2004) - M/I Homes, Inc. (NYSE:MHO) announces record Annual New Contracts, record Backlog, and record quarter Homes Delivered.

New contracts for the twelve-months ended December 31, 2003 reached a record 4,485 - a 9% increase over the same period of 2002. New Contracts for 2003’s fourth quarter decreased 4% to 874 from 2002’s level of 907. M/I had 135 active subdivisions at December 31, 2003 compared to 140 at December 31, 2002.

Representing the highest reported unit and sales value amounts in the Company’s year–end history, Backlog of homes at December 31, 2003 reached 2,658 units with a sales value of $704 million – a 15% and 24% increase over December 31, 2002’s Backlog and sales value of 2,321 units and $567 million, respectively. The average sales price of homes in Backlog at December 31, 2003 rose to a record-high $265,000 which is a 9% increase over 2002’s average sales price of $244,000.

Homes Delivered in 2003’s fourth quarter were 1,339, which represents the highest quarter of deliveries ever, and an increase of 13% over 2002’s fourth quarter of 1,187. For the twelve-months ended December 31, 2003, Homes Delivered increased slightly to 4,148 from 2002’s Homes Delivered of 4,140.

Robert H. Schottenstein, Chief Executive Officer and President, commented "We are very pleased to report record New Contracts for 2003 and to enter 2004 with a record Backlog – both in units and sales value. Our New Contracts were down slightly in 2003’s fourth quarter due primarily to fewer active subdivisions and our selling out of communities quicker than anticipated. We purchased $220 million of land in 2003 as planned, a significant amount higher than 2002 and 2001, and look forward to the opening of various new communities this year."

The Company expects to report fourth quarter and year-end financial results on February 5. You are invited to listen to the conference call over the Internet at 4:00 p.m. EST. To hear the call, log on to the M/I Homes website at www.mihomes.com , click on "Investor Relations" and select "Listen to the Conference Call." The call, along with non-GAAP financial measures, will be available through February 5, 2005.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 54,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Virginia and Maryland.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition, the impact of war on the economy, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS

	Three months ended			Twelve months ended
	December 31,			December 31,

			%			%
	2003	2002	Change	2003	2002	Change

Ohio &
Indiana	494	576	(14)	2,856	2,667	7

Florida	265	216	23	1,160	924	26

NC, VA
& MD	115	115	-	469	539	(13)

	874	907	(4)	4,485	4,130	9

HOMES DELIVERED

	Three months ended			Twelve months ended
	December 31,			December 31,

			%			%
	2003	2002	Change	2003	2002	Change

Ohio &
Indiana	923	810	14	2,741	2,730	-

Florida	256	240	7	923	869	6

NC, VA
& MD	160	137	17	484	541	(11)

	1,339	1,187	13	4,148	4,140	-

BACKLOG

	December 31, 2003			December 31, 2002

		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	1,638	$ 413	$252,000	1,523	$ 352	$231,000

Florida	778	$ 197	$254,000	541	$ 123	$227,000

NC, VA
& MD	242	$ 94	$390,000	257	$ 92	$356,000

	2,658	$ 704	$265,000	2,321	$ 567	$244,000